UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 23, 2013

BROOKFIELD RESOURCES INC.

(Exact name of registrant as specified in its charter)

Nevada	333-169970	32-0309203
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5045 Orbitor Drive

Building 10, Suite 200

Mississauga, Ontario, Canada L4W-4Y4

(Address of principal executive office)

(877) 216-9568

(Registrant's telephone number, including area code)

_____________________

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On April 20, 2013, a Common Stock Purchase Agreement between Matteo Sacco (“Seller”) and Peter DiMurro and Kamal Sharma (“Purchasers”) was entered into for the sale and purchase by Peter DiMurro and Kamal Sharma of Two Hundred Ninety Eight Million, Seven Hundred Fifty Two Thousand, Seven Hundred and Twenty (298,752,720) shares of Common Stock, par value $0.0001, of Brookfield Resources Inc. (“Registrant”), representing approximately 68.3% of the Registrant’s issued and outstanding common shares.   The shares to be sold represent all of the Seller’s interest in and to any securities of Registrant.  The sale of the shares was completed on April 20, 2013.

Pursuant to the terms of the Common Stock Purchase Agreement, the Purchasers acquired 298,752,720 shares of the Registrant’s Common Stock, par value $0.0001, for a total of Sixty Thousand ($60,000) US Dollars, the “Purchase Price”.

This was a private transaction between Seller and Purchasers and no new shares of the Registrant were sold or issued.

There is no family relationship or other relationship between the Seller and Purchaser and there are no arrangements or understanding among the members of the former or new control group with respect to election of directors or other matters.

Item 2.01  Completion of Acquisition or Disposition of Assets

On April 23, 2013 the Company transferred the exploration licenses that it originally acquired from Mr. Matteo Sacco on September 27, 2012 to Mr. Matteo Sacco in order to settle any and all claims, if any, that the parties had with each other.

Item 5.01  Changes in Control of Registrant

The information required by this Item 5.01 is incorporated herein by reference to Item 1.01, Entry into a Material Definitive Agreement and Item 5.02, Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02.  Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective April 19, 2013, by a Written Consent of the Majority Shareholder, Matteo Sacco owner of 68.3% of the outstanding voting stock, approved the removal of Robert S. Roon as a director of the Company.  Robert Roon’s removal as director was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices, nor was he removed for cause.

Effective April 19, 2013, the Company appointed Peter DiMurro and Kamal Sharma to fill two vacancies on the board of directors.

Effective April 20, 2013, Matteo Sacco resigned as the Company’s Secretary, Treasurer and Director.  Peter DiMurro was appointed as the Company’s Secretary and Kamal Sharma was appointed as the Company’s Treasurer.

Effective April 22, 2013, Matteo Sacco resigned as the Company’s Chief Executive Officer, President and Chief Financial Officer.  Peter DiMurro was appointed as the Company’s Chief Executive Officer, President and Chief Financial Officer.  Matteo Sacco’s resignation as both an officer and director was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Peter DiMurro, age 49. From 1993 to the present, Mr. DiMurro has been a lead Developer  and Project Manager of numerous Commercial Projects in Canada.

Kamal Sharma, 35 years old, received his Masters Degree in Human Resources from Devry Institute of Technology. Kamal has been a venture capitalist for several years for start ups in high growth potential companies.

As of the date of this filing, there has not been any material plan, contract or arrangement (whether or not written) to which Mr. DiMurro or Mr. Sharma is a party in connection with their appointments as directors and as officers of the Company.

No transactions occurred in the last two years to which the Company was a party in which Mr. DiMurro or Mr. Sharma had or is to have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brookfield Resources, Inc.

Date: April 24, 2013	By: /s/ Peter DiMurro
Peter DiMurro
Chief Executive Officer

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